                                                                   Exhibit 10.26


                                        Number 237 of the Role of Deeds for 1998


                                    RECORDED

                       at Coesfeld on December 23th, 1998

                        Before me, the undersigned notary

                              DR. REINHARD GERWING

               having my seat of office at 48653 Coesfeld/Germany


appeared today:

         1. (a) Mr. Rudolf Wilbring, having his business address at Solmstrabe 83a, 48683 Ahaus-Ottenstein ("Seller 1"), by virtue of valid German passport No. 5398035580

         (b) Mr. Helmut Busshoff, having his business address at Solmstrabe 83a, 48683 Ahaus-Ottenstein ("Seller 2"), by virtue of valid German identity card No. 53981194836

         (c) Mr. Josef Duenne, having his business address at Solmstrabe 83a, 48683 Ahaus-Ottenstein ("Seller 3"), by virtue of valid German identity card No. 5398328844

         2. Mr. Christian Baldermann, having his business address at Auchtertstrasse 8, 72770 Reutlingen, identifying himself by his valid German identity card No. 6959024982

         Mr. Baldermann stated that he acted with regard to section I of this deed not in his own name but for and on behalf of "JOVIK" Verwaltungsgesellschaft mbH, Hamburg (in the future Day International Group
GmbH) (hereinafter referred to as the "Purchaser") in his capacity as managing director of the Purchaser authorized to individually represent such company. The acting notary had an original document of the notary Dr. Stadler, Hamburg (Deed role 4255/1998 St), which confirmed the appointment and authority of Mr. Baldermann.

         The persons appearing requested notarization of this deed in the English language. The acting notary who is in command of the English language ascertained that Mr. Baldermann speaks and understands English fluently. The other parties don't understand and speak English. Despite this fact the notary was requested to notarize this agreement in the English language.

         A translation of this agreement into German was read out as well sectionwise parallel to the original English document and attached as an interpretation aid to this deed.

         Mr. Baldermann stated that he acted not in his own name but with regard to section II of this notarial deed for and on behalf of Day International Inc., 130 West Second Street, Dayton, Ohio 45401-0338. He presented a corresponding power of attorney (Vollmacht) in copy and a certificate (Bestatigung) with Apostille of the State of New York/U.S.A.

         All parties confirmed that neither the notary nor any of his partners or associates has acted for any of the parties to this transaction outside a notarial function.

         Acting as aforementioned the persons appearing declared, that they wished to have the following

                            SHARE PURCHASE AGREEMENT

recorded.


                                    PREAMBLE
                                    --------

         Seller 1, Seller 2 and Seller 3 (hereinafter collectively referred to as the "Sellers") are the sole shareholders of Rotec-Huelsensysteme GmbH, Ahaus (hereinafter referred to as the "Company" which is registered in sec. B1153 of the Commercial Register of the Lower Court Ahaus, and has its main business establishment at Ahaus.

         The Sellers directly hold 100% of the stated capital of the Company (hereinafter referred to as the "Stated Capital") of DM 200,000.- which is fully paid in. It consists of the following shares:

         (1) one share in the nominal amount of DM 102,000.-, held by Seller 1;

         (2) one share in the nominal amount of DM 66,000.-, held by Seller 2;

         (3) one share in the nominal amount of DM 32,000.-, held by Seller 3;

(hereinafter collectively referred to as the "Shares").

         The Sellers are interested to sell the Shares. The Purchaser is interested to purchase the Shares.
         The approval letter of the German Federal Cartel office
(Bundeskartellamt) dated December 16th 1998 was read out and attached to this deed.

           The parties therefore agree as follows:


                                    SECTION I

                                    Article 1

              Sale and Assignment of the Shares, Right to Profits,
              ----------------------------------------------------
                                 Effective Date
                                 --------------

         1. Upon the terms and conditions of this Agreement the Sellers herewith sell to the Purchaser the Shares including all ancillary rights. The Purchaser accepts such sale.

         2. The sale of the Shares is subject to the condition precedent of the earlier of

            (i) receipt by the Purchaser or its parent company of USD 13,5 million senior acquisition financing from the financing banks. The Purchaser shall immediately confirm such receipt to the acting notary by telefax (with copies to all Sellers) which confirmation shall be attached to this deed and shall constitute sufficient evidence that this condition has been fulfilled; or

           (ii) receipt by the Sellers of the Purchase Price pursuant to Article 2 hereof; SELLER 3 SHALL IMMEDIATELY CONFIRM SUCH RECEIPT TO THE ACTING NOTARY BY TELEFAX WHICH CONFIRMATION SHALL BE ATTACHED TO THIS DEED AND SHALL CONSTITUTE SUFFICIENT EVIDENCE THAT THIS CONDITION HAS BEEN FULFILLED.

Each party has the right to withdraw (zuruecktreten) from this Agreement if not both of the foregoing conditions precedent have not been fulfilled on December 29, 1998, 4.00 p.m. German time at the latest. This right to withdraw may be exercised by any of the Sellers by giving written notice (telefax suffices) to the acting notary.

         3. Irrespective of the effectiveness of the assignment of the Shares AD REM (dinglich), "Effecitve Date" for financial statement purposes within the meaning of this Agreement shall be December 31, 1998.

         4. All profits of the current fiscal year as well as the profits of previous fiscal years which have not been distributed to the shareholders (I.E., profits carried forward and profits of previous fiscal years with respect to which no resolution on the appropriation of results (Ergebnisverwendung) has been passed) shall belong to the Purchaser.

           5. The Shares are herewith assigned to the Purchaser, subject to the condition precedent (i) specified in Article 1.2, and (ii) payment of the Purchase Price pursuant to Article 2. Upon exercise of the right to withdraw pursuant to section 1.2 this assignment shall become void.

         BENEFICIAL AND ECONOMIC OWNERSHIP (WIRTSCHAFTLICHES EIGENTUM) IN THE SHARES AND BENEFITS AND RISKS (GEFAHR) SHALL IN ANY EVENT BE DEEMED TRANSFERRED NO LATER THAN DECEMBER 30, 1998, 6 p.m. German time provided that this agreement shall still be effective on this date.

           6. The Sellers acting as shareholders and managing directors of the company-declared the consent of the Company to the Sale and assignment of the Shares to the Purchaser pursuant to Sec. 4 of the Company's Articles of Association.


                                    Article 2

                                 Purchase Price
                                 --------------

         The aggregate purchase price for the Shares (hereinafter referred to as the "Purchase Price") is DM 26,400.000 (in words: twenty-six millions four hundred thousands German Marks). The consideration payable by Day International Inc. for the separate Non-Compete Agreement (see Article 6 and Section II below) shall be DM 6.700,000.00 (in words: six millions seven hundred thousand German Marks) plus value added tax, if any.

         The purchase price shall be paid no later than December 29, 1998, 4 p.m. German time (receipt of payment) provided always that the condition precedent in Section 1.2 has been fulfilled, to the account no. 59065581 of the Sellers with Kreissparkasse Borken (bank identification no. 428 513 10). Internally among the Sellers the Purchase Price shall be allocated as follows:

Seller 1:    DM 13.464,000.00
Seller 2:    DM 8.712,000.00
Seller 3:    DM 4.224,000.00

If due to fluctuations in currency exchange rates the initial purchase price payment falls short by less than two percent of the purchase price, the Sellers may not withdraw from this agreement for this cause.


                                    Article 3

             Interim Financial Statements; Purchase Price Adjustment
             -------------------------------------------------------

         1. Attached hereto are interim financial statements of the Company as of October 31, 1998, consisting of (i) an interim balance sheet (attached as Attachment 3.1.i hereto and hereinafter referred to as the "Interim Balance Sheet") and (ii) an interim profit and loss statement (attached as ATTACHMENT 3.1.ii hereto and hereinafter referred to as the "Interim P&L Statement").

           2. The Purchase Price agreed in Section 2.1 of this Agreement shall be increased or reduced, as the case may be, and corresponding payments shall be made, by the amount by which the equity (Eigenkapital) within the meaning of sec. 266 para 3 A. German Commercial Code sec. 266 Abs. 3 A. HGB) of the Company on the Effective Date (hereinafter referred to as "Effective Equity") exceeds or falls short of DM 2.739,954.00.

           3. The Effective Equity shall be determined by ARTHUR ANDERSEN based on the annual financial statement of the Company as of December 31, 1998, as audited by Arthur Andersen. The Purchaser shall cause the Company to permit the Sellers or their advisers who are bound by professional secrecy obligations to get involved in the preparation of such annual financial statement. Any equity contributions made by the Purchaser to the Company between the date hereof and the Effective Date shall not be taken into account for determining the Effective Equity. WITHIN 30 DAYS AFTER THE RECEIPT OF THE ANNUAL FINANCIAL STATEMENTS, ANY PARTY MAY REQUEST THAT THE ANNUAL FINANCIAL STATEMENTS BE REVIEWED AND THE EFFECTIVE EQUITY BE DETERMINED BY AN INDEPENDENT AUDITOR TO BE SELECTED BY THE CHAMBER OF AUDITORS (WIRTSCHAFTSPRUEFERKAMMER) IN DUESSELDORF. THE COSTS OF THE INDEPENDENT AUDITOR SHALL BE BORNE (I) BY THE PURCHASER IF THE EFFECTIVE EQUITY THUS DETERMINED EXCEEDS, OR (II) BY THE SELLERS PRO RATA THEIR SHARES IN THE COMPANY IF IT FALLS SHORT OF THE EFFECTIVE EQUITY AS DETERMINED BY ARTHUR ANDERSEN.

           4. The Sellers shall pay to the Purchaser, as a further adjustment to the Purchase Price, such amounts as are equal to any amount levied on the Company or the Subsidiaries as a result of any assessments of taxes, social security contributions (Sozialversicherungsbeitraege) and public law dues of any kind which relate to the time period up to and including the Effective Date, if and to the extent that they are not reflected, and no sufficient accruals have been established therefore, in the audited financial statement of the Company as of December 31, 1998 or in the respective financial statements of the Subsidiaries. Claims of the Purchaser under this Section 3.4 shall be subject to a limitation period expiring six months after the end of the fiscal year in which the relevant decision of the tax authorities or other public authority, as the case may be, has become final and binding.

           5. The Sellers shall be liable pro rata their respective Shares in the Company for any Purchase Price adjustments pursuant to this Article 3.


                                    Article 4

                     Sellers' Representations and Warranties
                     ---------------------------------------

           The Sellers jointly and severally represent and warrant to the Purchaser in the form of a guarantee (selbstaendige Garantie) pursuant to Sec. 305 Civil Code, provided that the legal consequences of such representation and warranty shall be exclusively governed by Article 5 hereof (under exclusion of Sec. 459 et seq.), that as of the recording of this Agreement and on the Effective Date the following statements are true, complete and accurate:

           1. The statements in the Preamble to this Agreement with respect to the Sellers, the Company and the Shares are complete and correct.

           2. The Company is a company with limited liability (Gesellschaft mit beschraenkter Haftung) duly organized under the laws of the Federal Republic of Germany and validly existing in accordance with the excerpt of the Commercial Register attached as ATTACHMENT 4.2.1 and the Articles of Incorporation filed with the Commercial Register and attached as ATTACHMENT 4.2.2. Save as disclosed in ATTACHMENT 4.2.3, there are no share holder resolutions amending the Articles of Association which have not yet been registered in the Commercial Register or any shareholder agreements or agreements between the Company and its shareholders relating to the constitution and/or organisation of the Company.

           3. (a) ATTACHMENT 4.3.1 specifies all companies and enterprises, irrespective of their legal form and domicile, in which the Company, directly or indirectly, holds participations and the nominal amount of the respective interest directly or indirectly held by the Company as well as the respective share capital of such companies. In case the Company is not the sole shareholder of any of the Subsidiaries all the respective other shareholders and the amount of their respective interest are stated in ATTACHMENT 4.3.1. The Company is under no obligation to increase its existing or to acquire any further participations.

           Each of the Subsidiaries is duly organized under the laws of its respective jurisdiction and validly existing in accordance with the excerpt of the respective Commercial Register or similar body, if any, attached as ATTACHMENT 4.3.2 and its respective Articles of Association filed with the respective Commercial Register or similar body, if any, and attached as ATTACHMENT 4.3.3. There are no shareholder resolutions amending the Articles of Association of any of the Subsidiaries which have not yet been registered in the respective Commercial Register or similar body, if any. Any shareholder agreements relating to the Subsidiaries and any agreements between any of the Subsidiaries and its shareholder(s) relating to constitution and/or organisation of such Subsidiary are attached as Attachment 4.3.4.

           (b) The Company maintains exclusively the permanent establishments listed in ATTACHMENT 4.3.5.

           4. Neither the Company nor any of the Subsidiaries has entered into any enterprise contracts (Unternehmensvertraege) within the meaning of Sec. 291 et sequ. of the Stock Corporation Act (Aktiengesetz) or any agreement relating to the establishment of a silent partnership.

           5. (a) The Sellers are the legal and beneficial owners of the Shares which are free of any encumbrances or any other rights for the benefit or third parties. The Sellers have the right and the power to freely dispose of the Shares without the consent of any third party (other than the Company) being required for such disposal or such disposal violating the right of any third party.

           (b) The Company is the legal and beneficial owner of the shares in the Subsidiaries as described in ATTACHMENT 4.3.1 such shares being free of any encumbrances or any other rights for the benefit of third parties. Save as disclosed in ATTACHMENT 4.5, the Company has the right and the power to freely dispose of its shares in the Subsidiaries without the consent of any third party being required for such disposal violating the right of any third party.

           (c) Neither the Company nor any Subsidiary has any interest, participation or similar involvement in commercial and other enterprises other than expressly disclosed in ATTACHMENT 4.3.1.

           6. All shares of the Company are fully paid in and no repayment of capital contributions has been made, either openly or concealed.

           7. ATTACHMENT 4.7 sets forth a complete and correct history of the Stated Capital and the composition of the shareholders of the Company since the day of its formation, indicating all notarial deeds by which the Company has been established, the Stated Capital has to date been increased or reduced as well as all notarial deeds by which to date shares of the Company have been subscribed to, transferred, pledged or otherwise been affected.

           8. Neither against the Sellers nor against the Company or any of the Subsidiaries any bankruptcy or composition proceedings have been initiated nor are there any circumstances which would justify the initiation of such proceedings in the future.

           9. The annual financial statements (including balance sheet, profit-and-loss account) of the Company for the fiscal year 1997 (attached hereto as ATTACHMENTS 4.9 and hereinafter referred to as the "Annual Statements") as well as the Interim Balance Sheet and the Interim P&L Statement have been duly prepared in accordance with generally accepted German accounting principles, observing continuity in the accounting and evaluation principles and present a true and fair view of the assets, finance and results situation of the Company as of the relevant balance sheet dates.

           To the extent that there have been options to include items in the assets (Aktivierungswahlrechte) no such items have been included. To the extent that there have been options to include items in the liabilities
(Passivierungswahlrechte) such items have been included. All statutorily permitted depreciations and all statutorily permitted accruals have been taken.

           On the Effective Date the Company will have no liabilities other than those shown or covered by accruals in the Interim Balance Sheet except for liabilities resulting from pending contractual relationships which are not required to be shown on a balance sheet.

           There have been no contingent liabilities (including liabilities from the issue of comfort letters) which were not reflected as below-the-line items on the respective balance sheets in the Annual Statements.

           10. The receivables reflected in the Interim Balance Sheet will be fully collected upon their due date without any special collection measures being required, less any specific or lump sum value adjustments reflected in the Interim Balance Sheet.

           11. The inventories shown in the Interim Balance Sheet are with respect to quantity and quality (i) in case of raw materials, supplies and operating materials, and work-in-progress usable in the ordinary course of business and (ii) in case of finished products and merchandise goods saleable in the ordinary course of business at then prevailing market prices or manufacturing cost or acquisition cost, whatever is higher.

           12. The pension accruals shown in the Interim Balance Sheet duly reflect the cash value of the Company's liabilities from commitments for company pension plans (both direct and indirect commitments) on the basis of a calculation interest rate of 6 per cent and the application of the actuarial orientation schedules of Dr. Karl Heubeck in their 1998 version.

           13. ATTACHMENT 4.13.1 is a complete and correct list of all real estate owned by the Company. The excerpts from the cadastrial chart (Katasterplan) and land register attached as ATTACHMENT 4.13.2 accurately reflect the factual and legal circumstances relating to such real estate. SAVE AS DISCLOSED IN ATTACHMENTS 4.13.2 AND 4.14, such real estate is free of any encumbrances and any other rights for the benefit of third parties which are not registered in the land register or construction encumbrances register. There are no filings for registration regarding such real estate which are not yet registered in the land register or construction encumbrance register. For clarification purposes is stated that item Nr. 2 Section 3 of the land register excerpt attached as ATTACHMENT 4.13.2 will remain.

           The principle amount outstanding under the corresponding loans as of October 31, 1998 has been accounted for in the determination of the Purchase Price.

           14. All assets necessary for, or used in, the present business operations of the Company and the Subsidiaries are reflected in the Annual Statements 1997 and the Interim Balance Sheet. Save as disclosed in ATTACHMENT 4.14, the Company and the Subsidiaries are the legal and beneficial owners of all fixed assets (Gegenstaende des Anlagevermoegens) used in their respective business operations. Such assets are free of any encumbrances or any other rights for the benefit of third parties. Such assets are in a good operating and conservation condition. The Company and the Subsidiaries are the legal and beneficial owners of all current assets (Gegenstaende des Umlaufvermoegens) used in their respective business operations. Such assets are free of any encumbrances and any other rights for the benefit of third parties with the exception of statutory pledges or retention of title rights entered into in the ordinary course of business.

           15. ATTACHMENT 4.15 is a complete and correct list of (i) all industrial property rights and copyrights (including but not limited to patents, utility models, trademarks, design patents, copyrights, topographic rights) which are owned by the Company or any of the Subsidiaries or in respect to which the Company or any of the Subsidiaries has been granted a license for use as well as (ii), as regards such rights in respect to which the Company or any of the Subsidiaries has been granted a license to use, the relevant license agreements. With the exception of the industrial property rights and copyrights set forth in this list the Company and the Subsidiaries do not use any industrial property rights or copyrights nor is any of them dependent thereon. No industrial property or copyrights used by the Company or any of the Subsidiaries have been challenged by any third party. Neither the Company nor the Subsidiaries are infringing upon industrial property rights of third parties.

           16. Save as disclosed in ATTACHMENTS 4.2.3, 4.3.4 AND 4.16, there are no contractual or other business relationships between the Company and/or any of the Subsidiaries on the one side and the Sellers and/or any enterprise affiliated with either Seller within the meaning of Sec. 15 of the Stock Corporation Act on the other side. All contractual or other business relationships between the Company and/or any of the Subsidiaries on the one side and the Sellers an/or any enterprise affiliated with any of them on the other side, including the managing director employment agreements with the Sellers, will be terminated on or prior to the Effective Date, provided, however, that the Company may continue to purchase printing cylinders from Seller 1 or his affiliated company Tiefdruck-Zylinder-Technik GmbH. Sellers 1 and 3 shall release Rotec from all claims as managing directors and return any property of the Company in their possession.

           On the Effective Date there will be no more liabilities or obligations of the Company or any of the Subsidiaries to the Sellers and/or any enterprise affiliated with any of them; Sellers number 1 and 3 will submit resignation letters from their position as managing directors.

           17. ATTACHMENT 4.17 is a complete and correct list of the 10 largest customers and 10 largest suppliers of the Company as well as of all suppliers of the Company, for goods and services of any kind, for which they are the sole source of supply, i.e. for which there is no alternative source at comparable conditions (except for energy supply agreements, mail and telecommunications services), listing in each case the business volume for the fiscal year 1997. There is no reason to believe that any of such customers or suppliers of the Company will reduce the extent of its previous dealings with the Company to any material degree except for the general development of the economy or the market.

           18. ATTACHMENT 4.18 is a complete and correct list of all bank accounts of the Company and each of the Subsidiaries as well as of the respective signatories. Seller 2 shall notify the banks of the resignations of Seller 1 and 3.

           19. ATTACHMENT 4.19 is a complete and correct list of all insurance taken out by, or for the benefit of, the Company, the Subsidiaries or their respective business operations with the exception of any insurance of the motor vehicles used in the Company's or the Subsidiaries' business operations. No such insurance policy will lapse upon the acquisition of the Shares by the Purchaser. All premiums have been paid, and the Company and the Subsidiaries have complied with all material obligations under the relevant policies. Such insurances are adequate and sufficient by best industry standards.

           20. ATTACHMENT 4.20 is a complete and correct list of certain important (written or orally concluded) agreements and obligations of the Company and the Subsidiaries at the date of this notarial deed (hereinafter referred to as the "Material Contracts") i.e. all agreements and commitments which relate to one of the following items or have been concluded by the Company or any of the Subsidiaries with, or granted to, one of the following parties:

           20.1 All agreements and obligations of the Company and the Subsidiaries relating to the acquisition, divestiture, encumbrance or other disposal of real estate or real-estate-like rights;

           20.2 All agreements of the Company and the Subsidiaries relating to the acquisition or the divestiture of fixed assets (Gegenstaende des Anlagevermogens) including intangible assets, physical fixed assets (with the exception of real estate and real-estate-like rights) and financial assets the value of which exceeds DM 20.000,-- per item or collectively DM 50.000,--.

           20.3 All usufructuary lease agreements (Pachtvertraege), rental agreements (Mietvertraege) or leasing arrangements of the Company and the Subsidiaries;

           20.4 All license agreements into which the Company or any of the Subsidiaries as licensor or licensee has entered;

           20.5 All EXISTING credit agreements of any nature into which the Company or any of the Subsidiaries as lender or borrower has entered, with the exception of customary extensions of the due date of receivables or payables agreed to in the ordinary course of business, as well as all factoring arrangements, showing the overall exposure of the Company and the Subsidiaries not earlier than six days prior to the date of this notarial deed;

           20.6 All agreements of the Company and the Subsidiaries with domestic or foreign authorized dealers (Vertragshaendler), commercial agents (Handelsvertreter) or agents as well as all similar distribution agreements which either in case of their termination trigger compensation claims against the Company or any of the Subsidiaries or whose notice period for termination exceeds three (3) months;

           20.7 All agreements of the Company and the Subsidiaries with advisers and consultants;

           20.8 All agreements and obligations of the Company and the Subsidiaries relating to pensions, other social benefits, profit participations, turnover participations or other success bonuses as well as similar agreements;

           20.9 All collective bargaining agreements and shop agreements into which the Company or any of the Subsidiaries has entered or to which the Company or any of the Subsidiaries is subject;

           20.10 All cooperation and similar agreements of the Company and the Subsidiaries with third parties as well as any agreement or obligation of the Company or any of the Subsidiaries having a restrictive impact on competition;

           20.11 All agreements or obligations of the Company and the Subsidiaries which have been entered into or assumed outside the ordinary course of business of the Company or any of the Subsidiaries;

           20.12 Other agreements and obligations of the Company and the Subsidiaries which trigger annual payments exceeding DM 20.000,- per item or collectively DM 50.000,-;

           The validity or enforceability of none of the Material Contracts has been legally contested or questioned. No Material Contract is terminated or about to be terminated. Neither the Company or any of the Subsidiaries nor their respective contractual partners have breached, or are in default with respect to, any Material Contract. The transaction contemplated in this Agreement will not give any party an express right to termination or amendment of a Material Contract.

           21. ATTACHMENT 4.21.1 is a complete and correct list of all managing directors and employees of the Company and the Subsidiaries stating the monthly remuneration of each managing director and employee, respectively. No managing director, and no employee marked therein as "important", has declared an intention to terminate the employment relationship with the Company or any of the Subsidiaries, respectively. There are no labour disputes carrying a financial risk for the Company or the Subsidiaries in excess of DM 10.000,-.

           22. ATTACHMENT 4.22.1 is a complete and correct list of all powers-of-attorney (save for powers-of-attorney to professional advisers such as lawyers and tax advisers) issued by the Company and the Subsidiaries and presently in force which are not reflected in ATTACHMENTS 4.2.1 and 4.3.2 or in ATTACHMENT 4.18.

           23. The Company and the Subsidiaries have applied for, received and used all public grants only in accordance with applicable laws and in compliance with all regulatory orders, conditions and impositions. No such grants will have to be repaid as a result of the consummation of the transactions reflected in this Agreement or due to any other circumstances already known.

           24. ATTACHMENT 4.24 is a complete and correct list of all pending legal disputes and regulatory proceedings (including criminal law investigations) to which the Company and the Subsidiaries, respectively, or their respective officers or employees (in that capacity or to the extent that such disputes or proceedings could result in a liability of the Company or any of the Subsidiaries) are party or subject. No such disputes or proceedings have been threatened nor are there any circumstances which are likely to give rise to such disputes or proceedings. Neither the Company nor the Subsidiaries are subject to any order or judgement by any court, governmental or regulatory agency or similar institution which has not been satisfied in full.

           25. The business facilities of the Company and the Subsidiaries have been erected and are operated in compliance with all applicable laws and regulatory orders (especially in the area of construction law and trade law). Neither their operation nor the other present business operations of the Company and the Subsidiaries or any of their products or services violate applicable laws or regulatory orders or did violate such laws or regulatory orders in the past. The Company and the Subsidiaries have at their disposal all regulatory permits which are required for the conduct and continuation of their respective present business operations. Neither a revocation or any restriction of any of such permits nor any third party claim against such permits is currently pending or can be expected in the foreseeable future.

           26. The real estate used by the Company and the Subsidiaries, respectively, (whether or not such real estate is the property of the Company or any of the Subsidiaries) as well as their respective other operational facilities are free of any pollution of soil, ground water, air or any other environmental pollution for whose curing and cleaning up the Company or any of the Subsidiaries could be held liable. The business operations of the Company and each of the Subsidiaries do presently not result and did not result in the past in any pollution of soil, water, air or any other environmental pollution or damage with respect to which the Company or any of the Subsidiaries could be held liable by the competent authorities or other third parties. The Company and each of the Subsidiaries have always observed all applicable environmental and zoning laws and all other statutory or regulatory provisions. The fresh water supply, the disposal of waste water as well as of gases and solid emissions and effluent discharges is fully assured for the present business operations of the Company and each of the Subsidiaries.

           27. All software, firmware and hardware used in the business or operations of the Company and the Subsidiaries that contains or calls on a calendar function, including but not limited to any function that is indexed to a computer processing unit clock, provides specific dates or calculates spans of dates, is able to record, store, process and provide true and accurate dates and calculations for dates and spans of dates (including leap year calculations) including and following January 1, 2000.

           28. Except as disclosed in ATTACHMENT 4.28:

           28.1 No notice, notification, demand, request for information, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental entity or other third party with respect to any (i) alleged liability of the Company or any of the Subsidiaries under any environmental laws or any alleged violation by the Company or any of the Subsidiaries of any environmental law, (ii) alleged failure by the Company or any of the Subsidiaries to have any permit, or revocation or limitation of any permit, (iii) regulated activity engaged in by, or which occurred on any properties now or previously owned, operated or leased by, the Company or any of the Subsidiaries or with respect to any property to which the Company or any of the Subsidiaries has, directly, or indirectly, transported any hazardous substances or waste or (iv) release of hazardous substances by, or which occurred on any properties now or previously owned, operated or leased by, the Company or any of the Subsidiaries or with respect to any property to which the Company or any of the Subsidiaries has, directly or indirectly, transported any hazardous substance or waste;

           28.2 No polychlorinated biphenyls, radioactive material, urea formaldehyde, lead, asbestos, asbestos-containing material or underground storage tank (active or abandoned) is or has been present at any property now or previously owned, operated or leased by the Company or any of the Subsidiaries;

           28.3 Other than in quantities permitted under applicable environmental laws, no hazardous substance has been released (and no notification of such release has been made or is required) or is present (in reportable or threshold planning quantity) at, on or under any property of the Company or any of the Subsidiaries now or in the past.

           29. Since December 31, 1997 and until the Effective Date no agreements of the Company and the Subsidiaries with domestic or foreign authorized dealers (Vertragshaendler), commercial agents (Handelsvertreter) or agents nor any similar distribution agreements which in case of their termination trigger compensation claims against the Company or any of the Subsidiaries have been terminated.

           30. Since December 31, 1997, and until the Effective Date the business operations of the Company and the Subsidiaries have been and will be, respectively, conducted exclusively in the ordinary course of business, in accordance with cautious practice and substantially in the same manner as before (in particular with respect but not limited to the disposal of assets, the entering into obligations and liabilities and the remuneration of corporate organs, employees and advisers); there have been no materially adverse changes with respect to such business operations or the asset, financial or result situation or with respect to important assets or contracts of the Company and the Subsidiaries. Since December 31, 1997 no profit distributions including preliminary distributions have been made, except in the ordinary course of business and as listed in ATTACHMENT 4.30, nor have hidden reserves been dissolved or withdrawn by the Company or any of the Subsidiaries. Except for general developments of the economy or the market, there are no facts or circumstances which in the future could have a materially adverse impact on the Company and/or the Subsidiaries and/or their respective business operations.

           31. All information supplied to the Purchaser and its advisers by the Sellers with respect to the Sellers, the Company, the Shares and the Subsidiaries prior to the recording of this Agreement is complete, correct and accurate in all respects and is not misleading and does not omit anything relating to the Sellers, the Company, the Shares and the Subsidiaries likely to affect the importance of such information or which the Purchaser should be aware of when entering into this Agreement.

           Any knowledge acquired by the Purchaser or its advisers in the course of the negotiations of this Agreement or in the course of any financial or legal review of the Company or the Subsidiaries shall not be construed to limit the scope of any of the Sellers' representations and warranties contained herein nor excuse the Sellers of any disclosures required hereunder.


                                    Article 5

                               Legal Consequences
                               ------------------

           1. In the event of any incorrectness or incompleteness of any representation and warranty made by the Sellers under Article 4 the Sellers shall be liable pro rata their respective Shares in the Company to put the Company or, at the Purchaser's sole discretion, the Purchaser in the same position as if the relevant representation and warranty had been correct or complete.

           2. The obligation under Article 5.1 shall apply only if and to the extent that any claims of Purchaser exceed an aggregate amount of DM 200,000.-.

           3. The rights and remedies of the Purchaser referred to in this Art. 5 shall be subject to the following limitations:

           (a) All rights and remedies of the Purchaser referred to in this Art. 5, other than with respect to the representations and warranties made under Art. 4 para. 5, or regarding tax liabilities, social security contributions and all other public law dues, shall be subject to a limitation period expiring on December 31, 2001;

           (b) With respect to the representations and warranties made under Art. 4 para. 5, the statutory limitation period which shall start to run at the date hereof shall apply.

           4. Except for para. 3 b), if notification of a claim under this Art. 5 is given within the applicable period of limitation, such limitation period shall with respect to such claim be extended to expire one year after the date of such notification.

           5. In the event that on or before the payment date as defined in
Article 2 (i) a material adverse change with respect to any of the matters dealt with in Article 4 should occur, or (ii) it should turn out that any of the representations and warranties given in Article 4 are materially inaccurate or incomplete, the Purchaser has the right to withdraw (zuruecktreten) from this Agreement.


                                    Article 6

                             Covenant not to Compete
                             -----------------------

           UPON NOTARIZATION OF THIS AGREEMENT. THE SELLERS SHALL ENTER INTO A SEPARATE NON-COMPETE AGREEMENT WITH DAY INTERNATIONAL, INC. DAYTON, OHIO, U.S.A. IN THE FORM OF SECTION II OF THIS NOTARIAL DEED.


                                    Article 7

                        Further Covenants and Provisions
                        --------------------------------

           1. The parties will without undue delay take all actions required to carry out and to bring into full force and effect the sale and assignment of the Shares as per Art. 1 of this Agreement. In particular, the parties will fully cooperate in order to (i) comply with all reporting and notification duties to administrative bodies and courts, if any, arising in connection with the sale and assignment of the Shares under the relevant laws, (ii) to obtain all consents of administrative bodies and courts which may be necessary for the validity or the carrying out of the sale and assignment of the Shares (this applies in particular but not limited to the approval of the sale and assignment of the Shares by the Federal Cartel Office in merger control proceedings), (iii) to assist the respective other parties in performing their obligations in connection with the sale and assignment of the Shares and (iv) to procure that any consent or cooperations from third parties necessary for carrying out the sale and assignment of the Shares will be obtained, and (v) ensure a smooth transition process (this includes the assistance and cooperation of the Sellers in the preparation of the tax filings of the Company for the fiscal year ending December 31, 1998).

           2. Seller 2 hereby confirms that the Company has all rights regarding the work results which he, in whatever capacity, has produced during the time of his work for the Company. "Work results" shall include inventions, technical suggestions, methods of engineering, patents, utility models, design patents and the like. In the event that this should be required, Seller 2 will transfer and assign to the Company all such work results, or, if a full transfer is not legally possible, grant an exclusive licence for the use of all such work results to the Company. Seller 2 is not entitled to any compensation for such transfer or licence nor for the use of any such work results by the Company.

           3. Seller 1 and Seller 3 hereby release the Company from all pension (OLD AGE AND DISABILITY) commitments for the benefit of any of them. Such release shall become effective today. Notwithstanding such release, the parties shall cooperate to bring about a transfer of the existing insurance for certain pension rights of Seller 1 and Seller 3 from the Company to Seller 1 and Seller 3 as direct beneficiaries. Until such transfer is effected, the respective insurance relationships of the Company with the respective insurance carrier will be continued for account of Seller 1 and Seller 3, respectively. IF SO INSTRUCTED BY SELLER 1 OR SELLER 3, THE COMPANY SHALL TERMINATE THE RESPECTIVE INSURANCE CONTRACT AND PAY OUT ANY PROCEEDS TO THE RESPECTIVE SELLER.

           4. Upon notarization of this Agreement the Sellers shall deliver to the Purchaser

           (i) a bank guarantee upon first demand (Bankgarantie auf erstes Anfordern) in the amount of DM 3.310.000,00 issued by a prime German bank, such guarantee securing Purchaser's claims under Section 5.1 hereof for the breach or inaccuracy of any of Sellers' representations and warranties and expiring on December 31, 1999.

           (ii) a bank guarantee upon first demand (Bankgarantie auf erstes Anfordern) in the amount of DM 1.000.000,00 issued by a prime German bank, such guarantee securing Purchaser's claims under Section 3 hereof for any adjustment of the Purchase Price pursuant to Section 3.2 hereof and expiring on September 30, 1999; and

           (iii)a bank guarantee upon first demand (Bankgarantie auf erstes Anfordern) in the amount of DM 1.000.000,00 issued by a prime German bank, such guarantee securing Purchaser's claims under Section 3 hereof for any adjustment of the Purchase Price pursuant to Section 3.4 hereof and expiring on January 31, 2005; THIS BANK GUARANTEE SHALL BE REDUCED TO DM 250.000,00 AFTER DECEMBER 31, 2002.

           5. The Purchaser shall cause the Company to permit the Sellers or their advisers who are bound by professional secrecy obligations to get involved in all tax field audits of the Company relating to periods until the Effective Date and in particular to participate in the final discussions (Abschlussbesprechungen) with the tax auditor for which purpose the Purchaser shall procure that the Company informs the Sellers about the announcement or commencement of such field or tax audit. If no agreement can be reached about the results of any such tax field audit, then the Purchaser shall upon the request of Sellers cause the Company to initiate legal proceedings against the respective tax assessment (Steuerbescheid) and, if so requested by the Sellers, conduct a legal action in accordance with Sellers' instructions; the cost of any such legal action shall be borne by the Sellers.

           6. As soon as practicable after the date hereof, Seller 2 shall acquire common stock of Day International Group, Inc. under its Stock Purchase Plan for an aggregate consideration of USD 700.000,00 pursuant to documentation provided to him in draft form, provided that Seller 2 and Day International Group, Inc. shall negotiate in good faith on a provision ensuring liquidity of the investment to Seller 2 in the event of the termination of his employment with the Company. THIS PROVISION SHALL NOT CREATE ANY OBLIGATIONS FOR SELLER 1 AND SELLER 3.


                                    Article 8

                       Confidentiality and Press Releases
                       ----------------------------------

           1. The Sellers shall keep secret for a period of 5 (five) years from the Effective Date their knowledge about the Company, the Subsidiaries and their respective business operations if the respective facts are not publicly known and provided that no legal disclosure requirements exist, and shall not use such information for themselves or for others.

           2. The Sellers and the Purchaser agree to keep strictly confidential any information obtained by them in connection with the negotiation and conclusion of this Agreement with respect to the other party or parties, respectively, and its or, as the case may be, their affiliated companies.

           3. No party shall make any press release or similar public announcements with respect to the transactions contemplated in this Agreement without the prior written consent of the respective other parties, except for filings or announcements prescribed under applicable securities and other laws.


                                    Article 9

                                  Miscellaneous
                                  -------------

           1. Each party to this Agreement bears the cost of its advisers. The cost of the notarial recording of this Agreement as well as all other transaction costs triggered by the conclusion or consummation of this Agreement including any transfer taxes shall, as between the parties, be borne by the Purchaser.

           2. This Agreement, including this provision, may only be amended by written or, if necessary, notarial instrument.

           3. As process agent (ZUSTELLUNGSBEVOLLMAECHTIGTER) for the initiation of a legal action or services which need to be made in a pending legal dispute as well as for the receipt of any declarations of will requiring receipt
(EMPFANGSBEDUERFTIGE WILLENSERKLAERUNG) the Sellers appoint

           Mr. WERNER GEBKER
           BIERMANNSTRASSE 3
           D-48683 Ahaus, Germany

           and the Purchaser appoints

           Mr. Christian Baldermann, managing director
           Day International (BRB) GmbH
           Auchtertstrasse 8
           D-72770 Reutlingen

           with a copy to

           Mr. Dennis R. Wolters, President and CEO
           Day International, Inc.
           West Second Street
           Dayton, Ohio 45401-0338 U.S.A.

           and

           Bruckhaus Westrick Heller Loeber
           Taunusanlage 11
           D-60329 Frankfurt/Main
           Germany
           Attn.: Dr. Wolfgang Hauser

           4. Should any provision of this Agreement be held wholly or in part invalid or unenforceable, the validity or enforceability of the other parts shall not be affected thereby. The invalid or unenforceable provision shall be deemed replaced by such valid and enforceable provision which serves best the economic interest of the parties originally pursued by the invalid or unenforceable provision.

           5. Any agreements made heretofore between the parties to this Agreement with respect to its subject matter are superseded by the conclusion of this Agreement.

           6. This Agreement shall be governed by the laws of the Federal Republic of Germany. In the event of any dispute between the parties arising out of this Agreement the courts at Dusseldorf shall have non-exclusive jurisdiction.

           The acting notary advised the persons appearing that

      - the Purchaser is liable without limitation for any contributions to the Stated Capital by the Sellers in case such contributions have not been made or have been repaid,

      - in the event of an assignment of a share in a company with limited liability, a person is recognized as being the assignee only if such company has been notified of the acquisition and has been given evidence of the assignment of the share.

           The persons appearing asked the acting notary to notify the Company of the above assignment of the Shares by delivery of a certified copy of this notarial deed, as soon as the conditions precedent referred to in Article 1.5 have been met.


                                   SECTION II

                              NON-COMPETE AGREEMENT

                              of December 23, 1998

                                     between

           1.   Mr. Rudolf Wilbring
                Solmstrasse 83 a,
                48683 Ahaus-Ottenstein ("Seller 1")

           2.   Mr. Helmut Busshoff
                Solmstrasse 83 a,
                48683 Ahaus-Ottenstein ("Seller 2")

           3.   Mr. Josef Dunne
                Solmstrasse 83 a,
                48683 Ahaus-Ottenstein ("Seller 3")

                                 on the one hand

                                       and

           4.   Day International Inc.
                35 West Second Street
                Dayton, Ohio 45401-0338, USA
                ("Day")

                                on the other hand

                                    PREAMBLE

           In this notarial Share Purchase Agreement, (Section 1), the Sellers have sold all their shares in Rotec Hulsensysteme GmbH, Ahaus, ("Company") to "JOVIK" Verwaltungsgesellschaft mbH, Hamburg, ("Purchaser"), an indirect subsidiary of Day. (Unless defined herein, all capitalized terms used in this Agreement shall have the meaning given to them in the Purchase Agreement.)

           From their activities as shareholders and managing directors of the Company the Sellers have substantial know-how regarding the business of the Company. Day and its subsidiaries are engaged in the business of producing and selling (i) sleeves for flexography and (ii) printing blankets and printing sleeves for offset lithography.

           In order to ensure that Day has the full benefit of the acquisition of the Company from the Sellers, Day has, in conjunction with the Purchase Agreement, asked the Sellers to undertake certain restrictions on their competitive activities. The Sellers have agreed to make such undertakings as supplemental to their obligations under the Purchase Agreement.

           The Parties therefore agree as follows:


                                    ARTICLE 1

                             Covenant not to compete
                             -----------------------

           The Sellers undertake for a period of 5 (five) years from the Effective Date not to conduct any activity by which they would directly or indirectly compete with the present business operations of Day and/or of its present subsidiaries and/or the Company or which would directly or indirectly result in such competition. This shall in no way affect the business of Seller 1 or his affiliated company Tiefdruck-Zylinder-Technik GmbH to produce and sell printing cylinders and to buy and sell printing sleeves from suppliers other than Day or the Company in order to sell such sleeves in conjunction with their printing cylinders. In particular, the Sellers shall not establish or acquire any business which would, directly or indirectly, compete with the business operations of Day and/or any of its present subsidiaries and/or the Company, or acquire a participation in, or advise or otherwise be engaged in such business. This covenant not to compete does not apply to the acquisition of not more than 10% of the shares of companies listed on a recognized stock exchange, provided the respective Seller has not been granted any further rights or entered into any further agreements enabling him to directly or indirectly exercise a material influence on such company.

           The Sellers undertake for a period of 2 (two) years from the Effective Date not to hire or to solicit (either on their own account or for any third party) any managing director or employee of Day or its present subsidiaries.

                                    ARTICLE 2

                       Present Business Operations of Day
                       ----------------------------------

           The non-compete covenant pursuant to Article 1 shall only apply with regard to the present business operations of Day and its present subsidiaries, namely exclusively to producing and selling (i) sleeves for flexography and (ii) printing blankets and coated offset printing sleeves for offset lithography. The Sellers shall not be restricted in their activities in other business fields.


                                    ARTICLE 3

                         Geographical Scope of Covenant
                         ------------------------------

           With regard to the Company, the non-compete covenant pursuant to
Article 1 hereof shall apply worldwide. With regard to Day itself and any of its present subsidiaries, the above covenant shall only apply to markets outside the European Union.


                                    ARTICLE 4

                                  Consideration
                                  -------------

           As consideration for the above covenant not to compete the Sellers shall receive a one-time payment of DM 6,700,000.00, payable together with the Purchase Price under the Purchase Agreement. Internally among the Sellers this consideration shall be allocated as follows:

Seller 1:  DM 3,417,000.00
Seller 2:  DM 2,211,000.00
Seller 3:  DM 1,072,000.00

Value added tax (Umsatzsteuer) payable on this consideration, if any, shall be borne by "Day".


                                    ARTICLE 5

                               Contractual penalty
                               -------------------

           If any of the Sellers should violate the covenant not to compete set forth in Article 1 and continues such violation despite a written warning by Day, the Purchaser or the Company, then such Seller shall be liable to pay a contractual penalty in the amount of DM 200,000.00 (in words: Deutsche Mark twohundredthousand) to Day or the affected subsidiaries of Day, at Day's choice. In case of a continuing violation such Seller has, for each further month in which the violation continues, to pay a further contractual penalty in the amount of DM 100,000.00 (in words: Deutsche Mark onehundredthousand). If, however, such Seller should violate the principle set out in the last sentence of Article 1, such act shall carry a contractual penalty payable by the Seller to Day in the amount of DM 30,000.00 for each violation (excluding the defence of continuing action (Fortsetzungszusammenhang). Any rights of Day or its affected subsidiaries to demand further damages and discontinuance of the prohibited conduct shall remain unaffected.


                                    ARTICLE 6

                         Relation to Purchase Agreement
                         ------------------------------

           This Agreement shall only become effective upon the effective transfer of the Shares under the Purchase Agreement (Section 1). The consideration paid by Day to the Sellers pursuant to Article 3 of this Agreement shall be taken into account for calculating potential claims of the Purchaser pursuant to Article 5 of the Purchase Agreement. This Agreement shall automatically be terminated upon termination of the Purchase Agreement.


                                    ARTICLE 7

                                  Miscellaneous
                                  -------------

           1. Each party to this Agreement bears the cost of its advisers.

           2. This Agreement, including this provision, may only be amended by written or, if necessary, notarial instrument.

           3. As process agent (ZUSTELLUNGSBEVOLLMAECHTIGTER) for the initiation of a legal action or services which need to be made in a pending legal dispute as well as for the receipt of any declarations of will requiring receipt (EMPFANGSBEDUERFTIGE WILLENSERKLAERUNG) the Sellers appoint

           Mr. Werner Gebker
           Biermannstrasse 3
           48683 Ahaus, Germany

      and Day appoints

           Mr. Christian Baldermann, managing director

           Day International (BRD) GmbH
           Auchtertstrasse 8
           D-72770 Reutlingen

           with a copy to

           Mr. Dennis R. Wolters, President and CEO
           Day International, Inc.
           West Second Street
           Dayton, Ohio 45401-0338 U.S.A.

           and

           Bruckhaus Westrick Heller Loeber
           Taunusanlage 11
           D-60329 Frankfurt/Main
           Germany
           Attn.: Dr. Wolfgang Hauser

           4. Should any provision of this Agreement be held wholly or in part invalid or unenforceable, the validity or enforceability of the other parts shall not be affected thereby. The invalid or unenforceable provision shall be deemed replaced by such valid and enforceable provision which serves best the economic interest of the parties originally pursued by the invalid or unenforceable provision.

           5. Any agreements made heretofore between the parties to this Agreement with respect to its subject matter are superseded by the conclusion of this Agreement.

           6. This Agreement shall be governed by the laws of the Federal Republic of Germany. In the event of any dispute between the parties arising out of this Agreement the courts at Frankfurt am Main shall have non-exclusive jurisdiction.

           The above protocol including all attachments was read to the persons appearing by the acting notary, was approved by them and was personally signed by them and the acting notary as follows: